EXHIBIT 10.3

FRESH DEL MONTE PRODUCE INC.

LONG-TERM INCENTIVE PLAN (AS AMENDED)

EFFECTIVE JANUARY 1, 2008

AMENDED MAY 5, 2010

INTRODUCTION

The Fresh Del Monte Produce Inc. Long-Term Incentive Plan (the “Plan”) is a long-term incentive plan for eligible employees of the Company. The Plan is intended to provide cash-based incentive opportunities to executives and other key employees of the Company. Plan payments, if any, will be conditioned on attainment of certain Performance Goals for one or more fiscal years as approved by the Committee and ratified by the Board of Directors.

1.         PURPOSE

The purpose of the Plan is to allow the Company to attract, motivate and retain highly qualified employees; to obtain from each employee the best possible performance; to establish Performance Measures that support the Company's long-term business strategies; and to provide consistency in and alignment with the Company's approach to performance-based pay and overall executive compensation strategy.  The effectiveness of this Plan (as Amended) was approved by the Company’s stockholders at the May 5, 2010 Annual Meeting.

2.         DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

AWARD PARAMETERS DESCRIPTION. A document or compilation of documents approved by the Committee and ratified by the Board of Directors, in writing, to set forth the parameters necessary for determining a Long-Term Incentive Compensation Award, including the Award Period, the Performance Measures, the Performance Goals and the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of each Performance Goal.  The award parameters described in the Award Parameters Description need not be identical for all the Participants.

AWARD PERIOD. Unless otherwise provided by the Committee and ratified by the Board of Directors, the Award Period to which a Long-Term Incentive Compensation Award relates shall encompass three (3) consecutive fiscal years.

BOARD OF DIRECTORS. The Board of Directors of Del Monte; provided that, with respect to any Long-Term Incentive Compensation Awards of the chief executive officer of Del Monte, “Board of Directors” shall mean only the members of the Board of Directors who qualify as “outside directors” under Section 162(m) of the Code and who meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange.

CAUSE. Cause has the meaning given to such term in any employment agreement with the Company to which the Participant is a party and in the absence of such agreements, it shall mean: (i) indictment for the commission of a felony or a crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud; (ii) conduct that brings or is reasonably likely to bring the Company into public disgrace or disrepute, (iii) repeated failure to perform duties as reasonably directed by the Company; (iv) gross negligence or willful misconduct with respect to the Company; and/or (v) habitual insobriety, or use of illicit drugs or other controlled substances following one medically supervised course of treatment for such drug or alcohol use or upon refusal to participate in such course of treatment.

CHANGE IN CONTROL. “Change in the ownership or effective control of the corporation” or “change in the ownership of a substantial portion of the assets of the corporation”, as such terms are defined in Section 1.409A-3(i)(5) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

CODE. The Internal Revenue Code of 1986, as amended, and any regulations thereunder, and any successors thereto.

EXHIBIT 10.3

COMMITTEE. The Compensation Committee of the Board of Directors.

COMPANY. Del Monte, its subsidiaries and any other entity which is a “service recipient” (as such term is defined in Section 1.409A-1(g) of the final regulations and other applicable guidance promulgated under Section 409A of the Code) with respect to persons performing services for the Company.

DEL MONTE. Fresh Del Monte Produce Inc., a Cayman Islands corporation.

DISABILITY. “Disability”, as such term is defined in Section 1.409A-3(i)(4) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

LONG-TERM INCENTIVE COMPENSATION AWARD. Any award paid pursuant to the Plan. A Long-Term Incentive Compensation Award shall be determined by the Committee and ratified by the Board of Directors, in its sole and absolute discretion.  Unless otherwise specified by the Committee and ratified by the Board of Directors, with respect to any Performance Measure: (1) the Long-Term Incentive Compensation Award payable with respect to the maximum Performance Goal shall not exceed one hundred and fifty percent (150%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal; and (2) the Long-Term Incentive Compensation Award payable with respect to a minimum Performance Goal shall not be less than fifty percent (50%) of the Long-Term Incentive Compensation Award payable with respect to the target Performance Goal.  The Long-Term Incentive Compensation Award payable to any individual Participant with respect to any particular Award Period shall not exceed $6,000,000. (Six million dollars).

PARTICIPANT. An executive or other key employee of the Company, or a person who has agreed to commence serving in any of such capacities, and who is designated by the Committee to participate in the Plan. No person shall be a Participant in the Plan prior to the execution by such person of the Participation Agreement.

PARTICIPATION AGREEMENT. An agreement executed by the Participant in substantially the form attached hereto as Exhibit A.  Executed Participation Agreements are incorporated into the Plan by reference and made a part thereof to the same extent and with the same force and effect as if fully set forth therein.

PERFORMANCE GOAL. Performance Goal means, with respect to a Performance Measure, a measure of achievement of such Performance Measure, approved by the Committee and ratified by the Board of Directors and set forth in the Award Parameters Description.  Unless otherwise provided by the Committee and ratified by the Board of Directors, there shall be three (3) Performance Goals with respect to each Performance Measure -- minimum Performance Goal, target Performance Goal and maximum Performance Goal.  Performance Goals shall be deemed to be achieved only if achieved in the course of the applicable Award Period.

PERFORMANCE MEASURES. Certain performance categories set forth in Section V of the Plan. Performance Measures shall be set forth by the Committee in the Award Parameters Description.

SEPARATION FROM SERVICE. “Separation from service”, as such term is defined in Section 1.409A-1(h) of the final regulations and other applicable guidance promulgated under Section 409A of the Code.

TSR. TSR (total shareholder return) shall mean A minus B expressed as a percentage of B [(A-B)/(Bx100)], where A is the per-share price of a company's common stock at the end of the applicable Award Period and B is the average per-share price of the company's common stock at the beginning of the applicable Award Period. For purposes of calculations of TSR, cash dividends paid on a share of common stock shall be deemed to be reinvested in the company's common stock on the day they are paid at the average of the high and the low per-share price of that company’s common stock on that day, as quoted on the primary exchange on which the company’s shares are listed. The value at the end of the applicable Award Period of such common stock deemed purchased with cash dividends shall be added to A (above) for purposes of calculation of TSR. If in the course of the Award Period the outstanding shares of common stock of a company are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the company by reason of any recapitalization, reclassification, reorganization, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of the company or other increase or decrease in such shares effected without receipt of consideration by the company, an appropriate and proportionate adjustment approved by the Committee shall be made to the calculation of TSR set forth above.  For purposes of determining TSR, the stock price at the beginning date and end date of an Award Period shall be the average of the closing stock prices for the ninety (90) days immediately preceding such dates as quoted on the primary exchange on which the company’s shares are listed.

EXHIBIT 10.3

3.         EFFECTIVE DATE

The Plan is effective as of January 1, 2008.

4.         DETERMINATION OF AMOUNTS OF AND ELIGIBILITY FOR LONG-TERM INCENTIVE COMPENSATION AWARDS

Unless otherwise provided in the Plan, if the Performance Goals are achieved in the course of the applicable Award Period and such achievements are certified by the Committee based upon the audited financial statements for the last fiscal year of the Award Period contained in the Company’s annual report filed with the Securities and Exchange Commission, then Long-Term Incentive Compensation Awards will be paid in amounts determined by the Committee and ratified by the Board of Directors pursuant to the Plan and the Award Parameters Description. Unless otherwise set forth in the Award Parameters Description with respect to any Participant: (1) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal of TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period; and (2) the amount of the Long-Term Incentive Compensation Award payable in connection with achieving any Performance Goal(s) other than TSR shall not exceed fifty percent (50%) of the maximum Long-Term Incentive Compensation Award that can be made under the Plan in connection with the applicable Award Period.

5.         PERFORMANCE MEASURES

A.             Generally. Unless otherwise provided in the Plan, payment of Long-Term Incentive Compensation Awards is conditioned on the attainment in the course of the Award Period of Performance Goals set with respect to Performance Measures. The Performance Goals and Performance Measures need not be identical with respect to all the Participants.  Performance Goals may be established based upon the Company’s performance in isolation or by judging the Company’s performance relative to one or more comparator companies or upon the performance of one or more of the Company’s subsidiaries or divisions. Performance Goals and the amount of Long-Term Incentive Compensation Award payable with respect to the achievement of any Performance Goal for any Long-Term Incentive Award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code must be established in writing no later than March 15th following the beginning of the applicable Award Period and may be based on one or more of the following objective criteria (the “Performance Measures”):

(1)            TSR, including its components of stock price appreciation, dividends and/or dividend yield;

(2)            Return on assets, equity, invested capital, cash flow, investment, or sales;

(3)            Sales, including gross margin;

(4)            Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax, and net income;

(5)            Cash flow and cash flow return on investment;

(6)            Economic profit and/or cost of capital;

(7)            Turnover of assets, capital, or inventory;

(8)            Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense;

(9)            Measures of customer satisfaction and customer service, including the relative improvement therein; and

(10)          Market share, including by product line or geographic market or submarkets.

Performance Goals may be determined by reference to levels of and/or growth in a Performance Measure.  Performance Goals with respect to Performance Measures shall be objectively measurable and established for a period coinciding with or ending within the Award Period.

B.             Certain Factors and Events Excluded. In establishing Performance Goals and Performance Measures for Participants and in certifying the achievement of Performance Goals as the end of an Award Period, the Committee may include or exclude the impact of specified objective events, including any of the following: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles.

EXHIBIT 10.3

C.             Default Performance Measures. Unless otherwise specified by the Committee and ratified by the Board of Directors, the Performance Measures shall consist of: (1) TSR relative to a group of comparator companies; and (2) one or more Performance Goals other than TSR.

6.         PAYMENT OF LONG-TERM INCENTIVE COMPENSATION AWARDS

Unless otherwise provided in the Plan, the payment of a Long-Term Incentive Compensation Award shall be made on the first day following the end of the Award Period to which it relates; provided that, subject to Section VII, the Participant is actively employed with the Company on such date. Unless otherwise provided in the Plan, Long-Term Incentive Compensation Awards shall be paid in cash, in the form of a single lump sum. For the purposes of this Section VI, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

7.         TERMINATION OF SERVICE, SPIN-OFFS AND SIMILAR TRANSACTIONS DURING THE AWARD PERIOD

A.            Involuntary Separation from Service, Death or Disability. Subject to Section VII. C., if before the end of an Award Period a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company, other than for Cause, or if a Participant experiences Separation from Service with the Company due to death or Disability, the Participant’s Long-Term Incentive Compensation Awards for any Award Period in effect at the time of such Separation from Service will be prorated on the basis of the ratio of the number of days of Participant’s service during such Award Period prior to such Separation from Service to the total number of days in such Award Period. The determination of such prorated Long-Term Compensation Awards will be based on the attainment of the Performance Goals with respect to the applicable Performance Measure(s) and will be paid on the date the Participant would have received payments with respect to such Long-Term Compensation Awards had the Participant not experienced a Separation from Service with the Company.

B.            Termination by the Company for Cause, Voluntary Separation from Service. In the event a Participant experiences a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company for Cause, or by virtue of voluntary termination of service by the Participant, the Participant shall have no rights whatsoever to any unpaid Long-Term Compensation Awards and no payments with respect to any unpaid Long-Term Compensation Awards shall be made to the Participant.

C.            Termination Close In Time To the Change in Control of Del Monte. In the event the Participant experiences a Separation from Service with the Company (not including separation caused by death or Disability) by virtue of termination of the Participant’s service by the Company less than six (6) months following a Change in Control of Del Monte, and such Separation from Service occurs prior to the end of the Award Period, then upon the Participant’s Separation from Service, all Performance Goals with respect to Performance Measures shall be deemed to have been met with respect to such Participant and any applicable Long-Term Incentive Compensation Awards shall be paid to such Participant on the date of Separation from Service. This Section VII. C. shall not apply if the Participant’s service with the Company is terminated by the Company for Cause. Additionally, this Section VII. C. shall not apply unless at the time of Change in Control of Del Monte, the entity for whom the Participant is performing services is Del Monte or Del Monte is the “majority shareholder” (as such term is defined in Section 1.409A-3(i)(5)(ii)(3) of the final regulations promulgated under Section 409A of the Internal Revenue Code) of such entity.

D.            Spin-Offs and Similar Transactions.  In the event an entity (“Departed Entity”) that is a part of the Company ceases to be a part of the Company (the “Departure”), a Participant who at the time of the Departure is performing services for the Departed Entity, shall be considered, for purposes of Section VII.A., to have experienced a Separation from Service with the Company by virtue of termination of the Participant’s service by the Company without Cause; provided that such Participant does not perform any services for the Company immediately after the Departure. Such Separation from Service with the Company will be deemed to have occurred at the time of the Departure.

E.            Specified Employees.  Notwithstanding anything in the Plan to the contrary, if as of the date of Participant’s Separation from Service, Participant is a “specified employee”, as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or any regulations or Treasury guidance promulgated thereunder (“Section 409A Guidance”), Participant shall not be entitled to any payments paid upon such Separation from Service until the earlier of (i) the date which is six months after his Separation from Service for any reason other than death or (ii) the date of his death. The provisions of this Section VII. E. shall apply solely to payments made pursuant to a plan that provides for deferral of compensation.  Whether a plan provides for deferral of compensation shall be determined pursuant to Section 409A or Section 409A Guidance. Any payments that would have been paid to Participant prior to the earlier of (i) the date which is six months after his separation from service for any reason other than death or (ii) the date of his death, were it not for this Section VII. E., shall be accumulated and paid to Participant on the first day of the 7th month following Participant’s Separation from Service. Notwithstanding the foregoing, the provisions of this Section VII. E. shall not apply to payments made under the circumstances described in Section 1.409A-3(j)(4)(ii) (domestic relations order), 1.409A-3 (j)(4)(iii) (conflicts of interest) or 1.409A-3 (j)(4)(vi) (payment of employment taxes) of the final Treasury Department regulations issued pursuant to Section 409A.

EXHIBIT 10.3

F.            Timing of Payments.  For the purposes of this Section VII, payment within 75 days following a specified payment date shall be deemed to constitute payment on the specified payment date.

8.         RETURN OF OR REDUCTION IN THE LONG-TERM INCENTIVE COMPENSATION AWARD

         In the event that following the end of the Award Period, it is determined by the Committee and ratified by the Board of Directors that a Long-Term Incentive Compensation Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the Overpayment Amount, where the Overpayment Amount shall be equal to the Long-Term Incentive Compensation Award distributed to the Participant, reduced by the Long-Term Incentive Compensation Award the Participant would have received had the correct data been used in the calculation of the Long-Term Incentive Compensation Award, as determined by the Committee in good faith. The determinations made by the Committee and ratified by the Board of Directors pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner.

9.         SPECIAL AWARDS AND OTHER PLANS

         Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including Participants) for meritorious service of any nature.  In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Participants).

10.         ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

A.            Amendment and Termination. The Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of Long-Term Incentive Compensation Awards either temporarily or permanently; provided, however, that no amendment of the Plan shall operate to annul a Long-Term Incentive Compensation Award with respect to an Award Period in effect at the time of the amendment. Notwithstanding the foregoing, and subject to Section VII. C., in the event this Plan is terminated before the last day of an Award Period, Long-Term Incentive Compensation Awards payable for such Award Period will be prorated on the basis of the ratio of the number of weeks in such Award Period prior to such termination to the aggregate number of weeks in such Award Period and will be based on the attainment of Performance Goals with respect to the applicable Performance Measures and paid only after the end of such Award Period in accordance with Section VI above which will be deemed to continue until the expiration thereof as if this Plan had not been terminated.

B.            Administration. The Committee shall determine the parameters necessary to grant Long-Term Incentive Compensation Awards, including Award Periods, Performance Measures, Performance Goals and the amounts of Long-Term Incentive Compensation Awards with respect to each Performance Goal. The Committee shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan and the terms of any Long-Term Incentive Compensation Awards issued under it and to adopt such rules and regulations for administering the Plan as it may deem necessary. Decisions of the Committee shall be final and binding on all parties and all decisions, determinations, selections and other actions permitted or required to be taken or made by the Committee with respect to the Plan shall be subject to the absolute discretion of the Committee, subject to ratification by the board of directors.

C.            Delegation to Officers or Employees. The Board of Directors and the Committee, as applicable, may designate officers or employees of the Company to assist the Committee in the administration of the Plan.

EXHIBIT 10.3

11.         MISCELLANEOUS

A.           Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company (including any employment taxes which applicable law requires the Company to pay).

B.            Taxes. All Long-Term Incentive Compensation Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C.            Unsecured Obligation. Unless otherwise determined by the Committee, all Long-Term Incentive Compensation Awards will be paid from the Company's general assets, and nothing contained in this Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

D.            No Right to Employment. This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any subsidiary, nor will it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

E.             No Assignment, Alienation. Except as otherwise provided in this Plan, no right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge such right or benefit will be void. No such right or benefit will in any manner be liable for or subject to the debts, liabilities, or torts of a Participant.

F.             Separate Provisions. If any provision in this Plan is held to be invalid or unenforceable, no other provision of this Plan will be affected thereby.

G.            Applicable Law. This Plan will be governed by and construed in accordance with applicable United States Federal law and, to the extent not preempted by such Federal law, in accordance with the laws of the State of Florida, without giving effect to the principles of conflict of laws thereof.

H.            Liability for the Long-Term Incentive Compensation Awards. Only the entity for which the Participant performs services at the commencement of the Award Period shall be liable with respect to the Long-Term Incentive Compensation Award that relates to an Award Period.